UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2005

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Victoria Hall
11 Victoria Street
Hamilton HM 11
Bermuda
(Address of principal executive offices)
(Zip Code)

Registrant's telephone number, including area code: (441) 295-8201

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 4, 2005, Aspen Insurance Holdings Limited (the "Company") entered into an agreement to sell 17,551,558 ordinary shares pursuant to an underwriting agreement (the "Underwriting Agreement") between the Company and Lehman Brothers Inc. All ordinary shares were offered by the Company and are expected to be sold under the Company's F-3 shelf registration statement on or about October 11, 2005. The net proceeds to the Company, based upon a public offering price of $23.00 per ordinary share, after deducting underwriting discounts and commissions and the estimated expenses of the offering payable by the Company, are expected to be approximately $400 million. The Underwriting Agreement provides that the underwriter's obligation to purchase the ordinary shares depends on the satisfaction of certain conditions contained in the Underwriting Agreement. In addition, the Company and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1. hereto, and is incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

Exhibit 1.1.	Underwriting Agreement, dated October 4, 2005, between the Company and Lehman Brothers Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED
(Registrant)
Dated: October 7, 2005
By: /s/ Julian Cusack Name: Julian Cusack Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 4, 2005, between the Company and Lehman Brothers Inc.